Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson
P.O. Box 601		53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands		185 36 Piraeus, Greece
Telephone:	+692 625 3602	Telephone:	+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173
September 23, 2009
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
as Representatives of the several Underwriters
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Re: Navios Maritime Partners L.P. (the “Company”)
Ladies and Gentlemen:
We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”) and are a members in good standing of the Bar of the RMI. We are acting as legal counsel in the RMI to the Company in connection with (i) the Company’s public offering of 2,800,000 shares of its common units, representing limited partnership interests (the “Securities”), (ii) the Underwriting Agreement dated September 18, 2009 (the “Underwriting Agreement”) between the Company, and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several underwriters (collectively, the “Underwriters”) and (iii) the registration statement (File No. 333-157000), including the prospectus of the Company dated February 6, 2009 as supplemented on September 23,2009 (together, the “Prospectus”), with respect to the offering of the Securities included therein (as amended, the “Registration Statement”). This opinion is furnished to the Underwriters pursuant to Section 5(d) of the Underwriting Agreement at the request of the Company. Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement.
In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction of the documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.

In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. This opinion is issued solely for and may be relied upon solely by the Underwriters in connection with the Offering and is not to be made available to, or relied upon by, any other person, firm or entity without our express consent in writing. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.
Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion that:
(i) Each of the Navios Parties has been duly formed or incorporated, as applicable, and is validly existing as a partnership, limited liability company or corporation in good standing under the laws of the Republic of the Marshall Islands.
(ii) Each of the Navios Parties has all requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Purchase Agreement.
(iii) The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to the Purchase Agreement and, when issued and delivered by the Partnership pursuant to the Purchase Agreement against payment of the consideration set forth in the Purchase Agreement, will be validly issued and fully paid and non-assessable and no holder of the Securities is or will be subject to personal liability by reason of being such a holder.
(iv) The issuance of the Securities is not subject to the preemptive or other similar statutory or, to the best of our knowledge, contractual, rights of any securityholder of the Partnership.
(v) Except as otherwise disclosed in the Registration Statement, to the best of our knowledge, all of the issued and outstanding capital stock or membership interests of each Navios Party has been duly authorized and validly issued, is fully paid and non-assessable, and the General Partner and ShipManagement are owned directly by Navios Maritime, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of ShipManagement was issued in violation of the preemptive or similar rights of any securityholder of ShipManagement, and none of the membership interests in the General Partner were issued in violation of the preemptive or similar rights of any securityholder of the General Partner. To the best of our knowledge, the Operating Company is owned directly by the Partnership, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Operating Company was issued in violation of the preemptive or similar rights of any securityholder of the Operating Company. To the best of our knowledge, the Operating Subsidiaries are owned directly by the Operating Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Operating Subsidiaries were issued in violation of the preemptive or similar rights of any securityholder of the Operating Subsidiaries.
(vi) At the Closing Time, after giving effect to the Transactions (including the Offering and the Capital Contribution) and assuming no exercise of the option provided in Section 2(b), the issued and outstanding limited partnership interests of the Partnership will consist of 19,931,415 Common Units, 7,621,843 Subordinated Units and the Incentive Distribution Rights, 1,000,000 Subordinated Series A Units and the issued and outstanding general partner interests of the Partnership will consist of 582,720 General Partner Units.
(vii) The Transaction Documents have been duly authorized, executed and delivered by each of the Navios Entities and ShipManagement.
(viii) The information in the Registration Statement, the General Disclosure Package and the Prospectus (and the documents incorporated by reference therein) under “Risk Factors—Risks Inherent in an Investment in Us—You may not have limited liability if a court finds that unitholder action constitutes control of our business,” “Common Units,” “Non-United States Tax Considerations,” and “Service of Process and Enforcement of Civil Liabilities,” to the extent that it constitutes matters of law, summaries of legal matters, the Partnership’s partnership agreement or legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects, and our opinion set forth under “Non-United States Tax Considerations” is confirmed.
(ix) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Marshall Islands court or governmental authority or agency, is necessary or required in connection with the due authorization, execution and delivery of the Purchase Agreement or the Transaction Documents or for the offering, issuance, sale or delivery of the Securities, assuming the Securities will not be offered in the Marshall Islands.
(x) The Partnership Agreement and the Share Purchase Agreement constitute legally valid and binding obligations of the Navios Parties party thereto, enforceable in accordance with their respective terms.
(xi) None of the offering, issuance and sale by the Partnership of the Securities, the consummation of the Transactions and other transactions contemplated by the Transaction Documents or the performance by the Navios Parties of their obligations under the Transaction Documents (i) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such a default) any Navios Agreement or Organizational Agreement governed by Marshall Islands law, or (ii) violates (A) any Marshall Islands statute, law, rule or regulation or (B) any judgment, order or decree to our knowledge applicable to the Navios Parties of any Marshall Islands court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Navios Parties or any of their properties.
(xii) To the best of our knowledge, the Partnership Entities have good and valid title to the assets described in the Registration Statement and the documents incorporated by reference therein.

We also qualify our opinion to the extent that the enforceability of the rights and remedies provided for in the Purchase Agreement (a) may be limited by insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and (b) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
Sincerely,
/s/ Reeder & Simpson P.C.